Exhibit 99.1

News Release
CONTACT: Mr. Charles F. Willes,
Chief Financial Officer PHONE: 847-391-9492 or Patricia Gitt, Rubenstein Associates, PHONE: 212-843-8038 INTERNET: iscoir@iscointl.com

ISCO INTERNATIONAL ANNOUNCES DEAL WITH VERIZON WIRELESS

SUCCESSFUL MULTI-SITE TRIAL LEADS TO SALE OF INTERFERENCE-CONTROL
SYSTEMS AROUND O’HARE AIRPORT IN CHICAGO

Mt.   Prospect, IL (August 9, 2001) – ISCO International, Inc. (OTC: ISCO), a global supplier of interference-control solutions for the wireless telecommunications industry, announced today that it has sold 12 Cryogenic Receiver Front-end (CRFE) Systems and four Adaptive Notch Filter (ANF™) Systems to Verizon Wireless. These interference-control systems serve 37 individual CDMA sectors in 12 cell-sites surrounding the O’Hare Airport in Chicago, one of the highest traffic regions in Verizon Wireless’ network.

“This purchase results from the successful completion of the most comprehensive test of CRFE filter systems that anyone, as far as we are aware, has ever undertaken on a live network,” stated Dr. George Calhoun, Chairman and CEO of ISCO. “Verizon Wireless experienced significant increases in billable minutes of use in one of its most heavily used network segments, with some sites registering week-over-week increases in carried traffic of as much as 25% to 35% compared with the previous baseline. The results show that eliminating interference can recover ‘lost’ system traffic, allowing the systems in dense urban environments to carry much more traffic. This has tremendous implications for improving profitability of current 2G networks, as well as for future 2.5G and 3G networks.”

“Verizon Wireless purchased these units based on the test performance. We will recognize this revenue in the second quarter results,” said Chuck Willes, ISCO’s Chief Financial Officer. “We believe these results will be a breakthrough for our company in validating the business case to wireless operators for better filtering to control both in-band and out-of-band interference and regain lost traffic and increase minutes of use. More importantly, these results were obtained in a high-density traffic area on a 2G system. We believe this will open the door to expand current market applications to other high density traffic areas such as airports and downtown sites, rather than the traditional range-extension rural application of superconducting filter systems.”

“Technically speaking, we believe these results are extremely significant. We were able to show that superconducting filters can allow the operator to support more traffic, even when no range extension is needed,” said Dr. Amr Abdelmonem, Chief Technical Officer for ISCO. “We were able to correlate the benefits of eliminating interference to mobile transmit power reduction and increased traffic. We demonstrated that better filtering of in-band and out-of-band interference can allow the CDMA system to operate closer to its theoretical capacity. This field test combined for the first time our proprietary ANF technology with our CRFE systems, to suppress both in-band and out-of-band interference at the same sites. This experience established two important observations. First, there is an important role for the ANF technology in suppressing in-band interference. At each of the tested sites, our ANF systems recorded and eliminated literally thousands of in-band interference ‘hits’ each day. Second, the ANF product enhanced the performance of the CRFE systems by controlling intermodulation products arising from in-band analog AMPS transmissions, which the CRFE alone would not eliminate.”

Overall, ISCO has sold more than 470 systems worldwide and has on-going field trials with domestic and international service providers.

About ISCO International

ISCO offers the broadest range of interference-control solutions in the industry. It offers ANF filters, the only patented product in the world that suppresses in-band interference within 20 milliseconds. The company offers the widest range of configurations for CRFE out-of-band interference solutions that support cellular, PCS, and 2.5G and 3G systems. Its products include the smallest CRFE filter systems on the market today, as well as the only failure-proof all-temperature HTS filter architecture, our patented ATP™ system. ISCO is also developing ultra-high-performance CRFE products, including both transmitter and receiver products for emerging third generation data-oriented 2.5G and 3G wireless systems. These next generation wireless systems are expected to replace current wireless systems over the next several years.

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain “forward-looking statements” that reflect the Company’s current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “can”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company’s technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company’s ability to obtain additional financing in the future; the Company’s history of net losses and the lack of assurance that the Company’s earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company’s ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; the adverse effects on liquidity of the Company’s common stock because of its de-listing from the NASDAQ National Market in June 1999; continued downward pressure on the prices charged for the Company’s products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company’s ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K/A. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

# # #